CONSULTING AGREEMENT

THIS AGREEMENT dated for reference April 12, 2007 (the “Effective Date”)

BETWEEN:

AMELIA INVESTMENTS LTD    (the “Consultant”)

AND:

MIDWAY GOLD CORP. (the “Company”)

WHEREAS:

A.

The Company has agreed to retain the Consultant to provide consulting and advisory services in connection with the business of the Company (the “Services”) as and when required by the Board of Directors of the Company (the “Board”) and the Consultant agrees to provide such Services to the Company, in accordance with the terms and conditions contained herein;

B.

The Consultant is an independent contractor and is not an employee of or partner or joint venturer with the Company.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the promises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement, including the recitals and any schedules, the following words and expressions have the following meanings unless the context otherwise requires:

(a)

“Confidential Information” means all information or data pertaining to the Company which may before or after the date of this Agreement come within the knowledge of the Consultant or which may be developed by the Consultant or any subsidiary or affiliate of the Consultant or any employee of any of them in connection to the Services or the Company including, without limiting the generality of the foregoing, all information or data regarding manufacturing processes, programs, plants, products, costs, equipment, operations, distribution, marketing or customers relating to the products, all technical information, procedures, processes, diagrams, specifications, improvements, formulations, plans, data, test or assay results or analysis and all documents delivered by the Company or any affiliate or Client which are marked as confidential or as proprietary information sourced from Midway and is affiliates.

1.2

Entire Agreement

This Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any party can be held responsible in any way, other than as expressed in writing in this Agreement.

1.3

Amendments

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

1.4

Invalidity of Particular Provision

It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties.  In the event that any particular provision or provisions or a part of one or more is found to be void, voidable or unenforceable for any reason whatsoever, then the particular provision or provisions or part of the provision will be deemed severed from the remainder of this Agreement.  The other provisions of this Agreement will not be affected by the severance and will remain in full force and effect.

1.5

Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province.

ARTICLE 2

SERVICES

2.1

Services

The Consultant agrees to perform the Services using his best efforts and in accordance with any additional instructions which may be given by the Company from time to time.  The Consultant will report to and take direction from the Chief Executive Officer of the Company. The Consultant will ensure that all Services are performed under the direction of Dr.

E. Kelly Hyslop, unless the Company has given prior written approval for any Services to be performed by others.

2.2

Standards

The Consultant will perform the Services in accordance with the standards of care, skill and diligence of an experienced professional in the Consultant's field and in a competent and efficient manner.

2.3

Timing

The Consultant agrees to diligently perform the Services in accordance with the time available to the Consultant at its discretion, and in accordance with the Company’s  reasonable requirements communicated to the Consultant from time to time.

ARTICLE 3

REMUNERATION

3.1

Remuneration

The remuneration of the Consultant shall be at the rate and on the terms specified by the Board and agreed to by the Consultant from time to time and shall be calculated with reference to the complexity of the Services provided and to typical rates provided to similarly qualified professionals in the Consultant’s field for similar work in Canada.  The Consultant shall invoice the Company monthly for the Services provided.  The Company shall remit funds for payment of the invoice within 30 days of receipt.

3.2

Stock Options

The Company hereby acknowledges the prior grant to Dr. E. Kelly Hyslop, of the following options, in his capacity, at the respective dates of grant, as a director of the Company, all of which remain vested in favour of the Consultant on the same terms and conditions as provided under the Company’s Stock Option Plan dated May 12, 2005:

(a)

100,000 options exercisable at $1.24 per share and expiring on September 5, 2009;

(b)

50,000 options exercisable at $1.30 per share and expiring on June 24, 2010; and

(c)

50,000 options exercisable at $2.53 per share and expiring on June 15, 2011.

Dr. E. Kelly Hyslop remains eligible for the grant of new options by the Company from time to time, at the discretion of the Board.

3.3

Expenses

The Consultant shall be reimbursed for all reasonable traveling and other out-of-pocket expenses actually and properly incurred by it in connection with its duties hereunder provided that such expenses have been pre-approved by the Company.  The Consultant will invoice the Company for such expenses monthly in arrears, attaching receipts.  All such invoices will be payable by the Company within 30 days.

3.4

Consultant Not Employee

The parties agree that the Consultant and employees, servants, agents, consultants, administrators, successors and assigns of the Consultant are not employees of the Company and, as such, save as required by law, there shall be no deductions for any statutory withholdings such as income tax, Canada Pension Plan, Unemployment Insurance or Worker’s Compensation.

3.5

No Participation in Plans

The Consultant and its employees, servants, agents, consultants, administrators, successors and assigns shall not be entitled to participate in any medical, dental, extended health or group life insurance plans of the Company.

3.6

No Partnership

This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association, which would impose liability upon one party for any act or failure to act by the other party other than as stipulated in this Agreement.

ARTICLE 4
CONFIDENTIALITY AND COMPLIANCE

4.1

General Obligation of Confidentiality

The Consultant acknowledges that the Confidential Information consists entirely of information and knowledge which is the exclusive property of the Company or its subsidiaries and affiliates or clients or persons from whom the Company has obtained its rights.  The Consultant will treat the Confidential Information obtained by him in strict confidence both during the term and after termination of this Agreement, and will during not disclose the Confidential Information made available to him unless otherwise required by law, except as previously approved by the Company, or set out in Article 4.2 hereof.  The Consultant will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature.  All documents containing Confidential Information are the property of the Company. The Consultant will not use the Confidential Information for any purpose other than as contemplated by this Agreement.

4.2

Exceptions

Any obligations specified in this Article will not apply to the following:

(a)

any information which is presently in the public domain;

(b)

any information which subsequently becomes part of the public domain through no fault of the Consultant or any officer, director, employee or agent of the Consultant; or

(c)

any information which is required to be disclosed by a court of competent jurisdiction.

ARTICLE 5

FUTURE DEALINGS

5.1                   Future dealings

Notwithstanding any other part of this Agreement, the Company acknowledges that the Consultant, his affiliates, or any of his employees, servants, agents, administrators,

successors and assigns are entitled to contact and have business dealings with individuals and entities who the Consultant previously dealt with during his tenure with Company and Company undertakes not to restrain or prevent the Consultant from such contact or dealings, provided that the Consultant maintains confidentiality as agreed to in Article 4.

ARTICLE 6
TERM

6.1                   Term

This Agreement will take effect on the Effective Date and will continue in full force and effect unless terminated by one of the parties in accordance with this Agreement.

6.2                 Termination

                      Notwithstanding any other provision of this Agreement, the Consultant or the Company may from the commencement of this Agreement give one month’s advance written notice to the other of its intention to terminate this Agreement and on the expiration of such period this Agreement shall be terminated. Any remuneration payable hereunder shall be paid up to the date of such termination.

6.3

    The termination of the Consultant’s engagement to perform the Services shall not relieve either party of any unfulfilled monetary or other obligation created under this Agreement except as otherwise specifically provided by this Agreement or otherwise agreed to in writing by the parties including the requirement to maintain confidentiality pursuant to Article 4 hereof.

6.4              Conflicts of Interest

The Company and the Consultant are aware that Consultant may be involved in the management or direction of other public companies.  From time to time, situations may arise where the Company and the Consultant could be deemed to have conflicts of interest.  Both parties agree that either party may choose to recuse itself from participation in or use expertise in these instances.  Both parties agree to use their best efforts to identify potential conflicts where they arise, or are likely to arise, and discuss their handling as early as practicable.

ARTICLE 7
GENERAL

7.1                    Arbitration

                         All disputes arising out of or in connection with this contract, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration under the Rules of the British Columbia International Commercial Arbitration Centre.  The appointing authorities shall be the British Columbia International Commercial Arbitration Centre.  The case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its “Procedures for Cases Under the BCICAC Rules”.  The place of arbitration shall be Vancouver, British Columbia, Canada.

7.2                    Notices

                         Any notice, direction, request or other communication required or contemplated by any provision of this Agreement shall be given in writing and shall be given by delivering or faxing same to the Company or the Consultant, as the case may be, as follows:

To the Consultant at:

Dr. E. Kelly Hyslop

Knockeen, Goleen

W. Cork

Ireland

To the Company at:

Attention:  Alan D. Branham

Unit 1- 15782 Marine Drive

White Rock, BC, V6B 1E6

Telephone No.

(406) 475-3462

Fax No.:

(406) 475-9596

                           Any such notice, direction, request or other communication shall be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission.  Either party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

7.3                   Assignment

                        This Agreement is not assignable in whole or in part by the Consultant without the prior written consent of the Company.  Any attempt to assign any of the rights, or to delegate any of the duties or obligations of this Agreement without such written consent is void.

7.4                   Waiver

                        No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right, nor will any single or partial exercise of any such right or power preclude any further or other exercise of such right or power under this Agreement.  No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective unless it is in writing.  Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any party in any  circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

7.5                   Enurement

                        Subject to the restrictions on transfer contained in this Agreement, this Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

AS WITNESS WHEREOF, the parties hereto have executed this Agreement on ______________________.

AMELIA INVESTMENTS LTD.
(“Consultant”)

Per:

      Dr. E. Kelly Hyslop,

MIDWAY GOLD CORP.
(“Company”)

Per:

       Alan Branham, President and CEO